                                                                   EXHIBIT T3E.3

                       HARBORSIDE HEALTHCARE CORPORATION

     Offer to Exchange New 12% Senior Subordinated Discount Notes due 2007,
          Cash and Warrants to Purchase Shares of Class A Common Stock for All Outstanding 11% Senior Subordinated Discount Notes due 2008
    and Solicitation of Consents to Proposed Amendments to Related Indenture

                                      and

     Offer to Exchange Warrants to Purchase Shares of Class A Common Stock for All Outstanding Shares of 13-1/2% Exchangeable Preferred Stock Mandatorily
                                Redeemable 2010
 and Solicitation of Consents to Proposed Amendments to Related Certificate of
                                  Designation
  Pursuant to the Offering Memorandum and Consent Solicitation Statement dated
                                 April 6, 2001

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     The Exchange Offer and the Consent Solicitation will expire at midnight, New York City time, on Thursday, May 3, 2001, unless extended or terminated earlier (the "Expiration Date"). Tenders may be withdrawn and Consents may be revoked at any time prior to the Expiration Date, but not thereafter.
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                              April 6, 2001

To Brokers, Dealers, Commercial Banks,
     Trust Companies and Other Nominees:

     Enclosed for your consideration is an Offering Memorandum and Consent Solicitation Statement dated April 6, 2001 (as it may be supplemented or amended from time to time, the "Offer to Exchange") and a form of Consent and Letter of Transmittal (the "Consent and Letter of Transmittal") pursuant to which Harborside Healthcare Corporation, a Delaware corporation (the "Company"), is offering to exchange (1) 0.5899118 new 12% Senior Subordinated Discount Notes due 2007 (the "New Notes"), each having a principal amount at maturity equal to $1,000 and an initial Accreted Value of $685.67 (assuming the New Notes are issued on May 4, 2001), (2) $88.2353 in cash and (3) 10.90836471 Warrants (the
"Warrants"), each to purchase one share of its Class A Common Stock, for each $1,000 principal amount at maturity of its outstanding 11% Senior Subordinated Discount Notes due 2008 (the "Old Notes"). The Company is also offering to exchange 10.73247518 Warrants for each $1,000 liquidation preference of outstanding shares of its 13-1/2% Exchangeable Preferred Stock Mandatorily Redeemable 2010 (the "Old Preferred Stock," and together with the Old Notes, the "Old Securities").

     In conjunction with the Exchange Offer, the Company is soliciting consents from registered holders of Old Notes to the proposed amendments (the "Proposed Indenture Amendments") to the Indenture, dated as of July 31, 1998, between HH Acquisition Corp., as predecessor to the Company, and United States Trust Company of New York, as Trustee (as amended by the First Supplemental Indenture, dated as of August 11, 1998, among the Company, the subsidiaries of the Company listed on the signature pages thereto and the Trustee). The Company is also soliciting consents from registered holders (together with the registered holders of the Old Notes, collectively the "Holders" and each a "Holder") of shares of Old Preferred Stock to the proposed amendments (the "Proposed Certificate Amendments") to the Certificate of Designation of the Company dated August 11, 1998.

     The completion, execution and delivery of the Consent and Letter of Transmittal by a Holder of Old Securities in connection with the tender of Old Securities will constitute a Consent to the Proposed Indenture Amendments and/or the Proposed Certificate Amendments with respect to such Old Securities.

Holders may not deliver Consents without validly tendering their Old Securities pursuant to the Exchange Offer or tender their Old Securities without delivering Consents.

     All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Offer to Exchange.

     For your information and for forwarding to your clients for whom you hold Old Securities registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. Offering Memorandum and Consent Solicitation Statement dated April 6, 2001

          2. A Consent and Letter of Transmittal for the Old Securities for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup U.S. federal income tax withholding.

          3. A printed form of letter, including the Letter of Instructions, which may be sent to your clients for whose accounts you hold Old Securities registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer and the Consent Solicitation.

          4. A return envelope addressed to United States Trust Company of New York, the Exchange Agent. DTC participants will be able to execute tenders and deliver Consents through the DTC Automated Tender Offer Program.

     We urge you to contact your clients as promptly as possible in order to obtain their instructions.

     The Company will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Old Securities or Consents pursuant to the Exchange Offer and the Consent Solicitation. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

     Any inquiries you may have with respect to the Exchange Offer should be addressed to MacKenzie Partners, Inc., the Information Agent, at the address and telephone number set forth on the back cover of the Offer to Exchange. Additional copies of the enclosed materials may be obtained from the Information Agent.


                              Very truly yours,

                              MacKenzie Partners, Inc.


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